UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2011 (August 25, 2011)

CIT GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31369	65-1051192
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

11 West 42nd Street

New York, New York 10036

(Address of registrant's principal executive office)

Registrant's telephone number, including area code: (212) 461-5200

_________________________________________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 25, 2011 (the “Closing Date”), CIT Group Inc. (the “Company”) and certain of its subsidiaries entered into a Revolving Credit and Guaranty Agreement, dated as of the Closing Date, among CIT Group Inc., certain subsidiaries of CIT Group Inc., as guarantors, the lenders party thereto from time to time and Bank of America, N.A. as administrative agent, collateral agent and letter of credit issuer (the “Revolving Credit Agreement”). The total commitment amount under the Revolving Credit Agreement is $2 billion consisting of a $1.65 billion revolving loan tranche and a $350 million revolving loan tranche that can also be utilized for issuance of letters of credit. The Revolving Credit Agreement matures on August 14, 2015 and will accrue interest at a per annum rate of LIBOR plus a margin of 2.00% to 2.75% (with no floor) or Base Rate plus a margin of 1.00% to 1.75% (with no floor). The applicable margin will be determined by reference to the long term senior unsecured, non-credit enhanced debt rating of the Company by S&P and Moody’s effective at relevant times during the life of the loan. Based on the Company’s debt rating on the Closing Date, the applicable margin for LIBOR loans was 2.75% and the applicable margin for Base Rate loans was 1.75%. The entire $2 billion was fully drawn on the Closing Date and the proceeds of the draw, along with cash on hand, were used to repay in full and terminate the Third Amended and Restated Credit and Guaranty Agreement, dated as of August 11, 2010, with Bank of America, N.A. acting as administrative and collateral agent, and the lenders party thereto (the “Prior Credit Agreement”), as described below in Item 1.02. The Credit Agreement is currently secured by a first lien on the same collateral that secured the Prior Credit Agreement. Once the Company’s Series A Second-Priority Secured Notes cease to be outstanding and the Company’s Series C Second-Priority Secured Notes become unsecured, all the collateral and subsidiary guarantees under the Revolving Credit Agreement will be automatically released except for subsidiary guarantees from eight of the Company’s domestic operating subsidiaries.

The foregoing description of the Revolving Credit Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Revolving Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by reference. A copy of the Press Release announcing the execution of this Revolving Credit Agreement is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with entering into the Revolving Credit Agreement described above, on the Closing Date, the Company repaid in full and terminated the Prior Credit Agreement. The Company also notified Bank of America, N.A. that the Company intends to terminate the $350 million Amended and Restated Letter of Credit Facility, dated as of February 18, 2011, with Bank of America, N.A. acting as administrative agent and letter of credit issuer (the “Prior L/C Agreement”). The Prior L/C Agreement will terminate once all letters of credit issued thereunder shall have been successfully rolled over and deemed issued under the Revolving Credit Agreement, which is expected to occur no later than September 1, 2011. The Prior Credit Agreement was scheduled to expire on August 11, 2015 and the Prior L/C Agreement was scheduled to expire on November 3, 2012. The Company did not pay any early termination penalties or call premiums in connection with the termination of either the Prior Credit Agreement or the Prior L/C Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

4.1	Revolving Credit and Guaranty Agreement, dated as of August 25, 2011 among CIT Group Inc., certain subsidiaries of CIT Group Inc., the lenders party thereto from time to time and Bank of America, N.A. as Administrative Agent, Collateral Agent and L/C Issuer

99.1	Press Release by CIT Group Inc. dated August 25, 2011

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this document that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIT GROUP INC.

(Registrant)

By:   /s/ Scott T. Parker

       Scott T. Parker

       Executive Vice President &

       Chief Financial Officer

Dated: August 26, 2011